Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statement (Form S-8 No. 333-204158) pertaining to the 2015 Stock Incentive Plan of Gulf Island Fabrication, Inc.,
2.
Registration Statement (Form S-8 No. 333-242337) pertaining to the Amended and Restated 2015 Stock Incentive Plan of Gulf Island Fabrication, Inc.,
3.
Registration Statement (Form S-8 No. 333-273969) pertaining to the Second Amended and Restated 2015 Stock Incentive Plan of Gulf Island Fabrication, Inc., and
4.
Registration Statement (Form S-3 No. 333-273950) of Gulf Island Fabrication, Inc.

of our report dated March 4, 2025, with respect to the consolidated financial statements of Gulf Island Fabrication, Inc. included in this Annual Report (Form 10-K) of Gulf Island Fabrication, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Houston, Texas
March 4, 2025